The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-130681
SUBJECT TO COMPLETION, DATED JULY 23, 2007
PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated December 23, 2005)
$300,000,000
CapitalSource Inc.
  % Senior Subordinated Convertible Notes Due 2037
Guaranteed by CapitalSource Finance LLC

    The notes being offered have an initial principal amount of $1,000 per note and will bear interest at a rate of    %. We will pay interest on the notes on January 15 and July 15 of each year, beginning on January 15, 2008. On July 15, 2037, the maturity date of the notes, holders will receive the principal amount of $1,000 per note.
    You may convert the notes into cash and shares of our common stock prior to stated maturity if: (1) the sale price of our common stock reaches specified thresholds; (2) the trading price of the notes falls below a specified threshold; (3) the notes have been called for redemption; or (4) specified corporate transactions occur, each as described in this prospectus supplement. The conversion rate will initially be                shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price per share of $              . The conversion rate will be subject to adjustment upon the occurrence of specified events described in this prospectus supplement. Upon conversion, you will receive, in respect of each $1,000 principal amount of notes surrendered for conversion, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each day of a 16 trading day observation period. The “daily settlement amount” for each of the 16 trading days of the related observation period will consist of: (1) an amount in cash equal to the lesser of $62.50 and the daily conversion value relating to such day, and (2) to the extent the daily conversion value exceeds $62.50, a number of shares equal to (A) the difference between the daily conversion value and $62.50 divided by (B) the common stock price for that day. We will have the option to deliver cash in lieu of all or any portion of the shares, if any, deliverable upon conversion. If you elect to convert your notes in connection with specified changes in control that occur on or prior to July 15, 2012, we will increase the conversion rate as described in this prospectus supplement.
    We may not redeem the notes before July 20, 2012. On or after that date, we may redeem the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be redeemed. Holders may require us to repurchase all or any portion of their notes on July 15, 2012, 2017, 2022, 2027 and 2032 at the repurchase prices set forth in this prospectus supplement. Holders may also require us to repurchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus supplement at 100% of the principal amount of the notes.
    The notes will be our unsecured and senior subordinated obligations. The notes will rank senior to our guarantees of the junior subordinated debt incurred by CapitalSource Finance LLC, our wholly owned subsidiary, or Finance, in our outstanding trust preferred securities financings; equally with our senior subordinated convertible debentures due 2034; and junior to all of our other existing and future indebtedness, unless the existing or future indebtedness provides that it ranks junior or equal in right of payment to the notes.
    Finance will fully and unconditionally guarantee the due and punctual payment of our obligations under the notes on a senior subordinated basis. The guarantee will rank senior to Finance’s junior subordinated debt incurred in our outstanding trust preferred securities financings; equally with Finance’s guarantees of our senior subordinated convertible debentures due 2034; and junior to all of Finance’s other existing and future indebtedness or guarantees of indebtedness, unless the existing or future indebtedness provides that it ranks junior or equal in right of payment to the guarantee. The notes and guarantee will rank structurally junior to all existing and future liabilities incurred or guaranteed by our subsidiaries other than Finance.
    We have granted the underwriters a 30-day option to purchase a maximum of $45,000,000 additional principal amount of notes solely to cover over-allotments.
    Our common stock is listed on The New York Stock Exchange under the symbol “CSE.” On July 23, 2007, the last reported sale price for our common stock was $22.00 per share. We do not intend to apply to list the notes for trading on any securities exchange or for trading in any automated quotation system. Currently, there is no public market for the notes.

     Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Current Report on Form 8-K dated July 23, 2007, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to CapitalSource (before expenses)		%	$
Interest on the notes will accrue from July    , 2007 to the date of delivery.

    The underwriters expect to deliver the notes to purchasers on or about July        , 2007, only in book-entry form through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

Citi	JPMorgan

Wachovia Securities
July    , 2007

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to our company. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business” in our disclosures included or incorporated by reference into this prospectus supplement and the accompanying prospectus discuss some of the factors that could contribute to these differences. The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference relate only to events as of the respective dates on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the dates on which the statements are made or to reflect the occurrence of unanticipated events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “CapitalSource,” “we,” “our” and “us” refer to CapitalSource Inc. and its subsidiaries, unless the context requires otherwise.
CapitalSource Inc.
Overview
      We are a commercial lending, investment and asset management business focused on the middle market. Our primary goal is to be the leading provider of financing to middle market businesses that require customized and sophisticated financing. As of March 31, 2007, we managed an $18.3 billion portfolio, including $9.5 billion in our commercial lending and investing business, $5.6 billion in our residential mortgage investment business, and $3.0 billion on behalf of third parties. Headquartered in Chevy Chase, Maryland, we operate as a real estate investment trust, or REIT, for U.S. federal income tax purposes and have approximately 540 employees in offices across the United States and in Europe.
      Through our commercial lending and investment business, we provide a wide range of financial products that we negotiate and structure on a client-specific basis through direct interaction with the owners and senior managers of our clients. We also originate and participate in broadly syndicated debt financings for larger businesses. We believe we can most successfully meet our clients’ needs and manage risk through specialized industry or sector expertise and flexibility in structuring financings.
      Although we make loans that are significantly larger, as of March 31, 2007, our average commercial loan size was approximately $7.7 million, and our average loan exposure by client was approximately $12.0 million. Our commercial loans generally have a maturity of two to five years with a weighted average maturity of 3.23 years. Substantially all of our commercial loans require monthly interest payments at variable rates and, in many cases, our commercial loans provide for interest rate floors that help us maintain our yields when interest rates are low or declining. We price our loans based upon the risk profile of our clients. As of March 31, 2007, our geographically diverse client base consisted of 720 clients with headquarters in 47 states, the District of Columbia, Puerto Rico, and select international locations, primarily in Canada and the United Kingdom.
      We originate, underwrite and manage our commercial loans and investments around three focused areas of expertise:

•	Healthcare and Specialty Finance, which generally provides first mortgage loans, asset-based revolving lines of credit, real estate lease financing and cash flow loans primarily to healthcare businesses;

•	Structured Finance, which generally engages in commercial and residential real estate finance and also provides asset-based lending to finance companies; and

•	Corporate Finance, which generally provides senior and subordinate cash flow loans through direct origination and participation in syndicated loan transactions.
      To optimize our REIT structure, through our residential mortgage investment business, we also invest in certain residential mortgage assets, including residential mortgage loans, mortgage-related receivables and residential mortgage-backed securities. By focusing on these specific sectors, industries and markets, we can rapidly design and implement products that satisfy our clients’ special financing needs.
      We are very selective when considering a prospective borrower. The marketing process identifies many prospective borrowers. However, our rigorous screening and underwriting processes result in a more limited number of credit-worthy borrowers. The chart below shows that since inception (September 2000), we have identified $495.6 billion of loan prospects, and over that same period of time total originations were $26.6 billion, or 5.4% of the screened prospects.

CapitalSource Transaction Volume
Inception to March 31, 2007
      Our approach to credit risk management has generated stable and successful credit results. As of March 31, 2007, we had 1,129 loans outstanding to 720 borrowers, representing an aggregate of $8.6 billion of committed capital. While achieving substantial but measured growth in our loan portfolio, our focus on credit quality has resulted in a strong collection history and minimal historical loan losses. Loans on non-accrual status, which we consider our primary credit metric, represented 1.63% of total commercial assets as of March 31, 2007. Our allowance for loan losses was 1.33% of total commercial assets as of March 31, 2007. Net charge-offs as a percentage of average loans were 0.69% and 0.27% for the years ended December 31, 2006 and 2005, respectively. As a percentage of average commercial assets, net charge-offs (annualized) decreased 16 basis points from the prior quarter to 0.47% as of March 31, 2007.
Recent Developments — Pending Acquisition of TierOne Corporation
      In May 2007, we announced an agreement to acquire TierOne Corporation, the holding company for TierOne Bank, a Lincoln, Nebraska-based thrift with more than $3.4 billion in assets and $2.2 billion of deposits. TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina. At the time of the announcement, the stock and cash transaction was valued at approximately $34.46 per share of TierOne common stock. We believe the acquisition will allow us to achieve our strategic goal of enhancing the profitability and stability of our lending business through a depository charter. Through this acquisition, we seek to join our profitable, growing and diverse direct lending platform with the stability, efficiency and diversity of a sound community banking franchise. We believe the resulting entity will be a well diversified lending and funding platform that will continue to serve the needs of TierOne Bank’s banking community as well as our customers. We expect the transaction to close in the fourth quarter of 2007. However, the transaction is subject to customary closing conditions, including the approval of (1) TierOne shareholders by the affirmative vote of at least a majority of the outstanding shares of TierOne common stock and (2) the Office of Thrift Supervision, and we cannot guarantee that we will close the transaction within the expected timeframe or at all.

Market Opportunity
      We have built our business to serve the middle market: small and medium-sized businesses with annual revenues ranging from $5 million to $1 billion. We believe that banks and other large commercial lending institutions view small and medium-sized businesses as either non-strategic partners or unacceptable credit risks. We believe this segment is generally underserved by traditional lenders and continues to offer significant growth potential across various industry sectors.
Competitive Strengths
      We believe that the following competitive strengths differentiate us from our competitors and position us to take advantage of key market opportunities:

•	Focused middle market business model emphasizing customization, speed, execution and industry expertise
      We believe we compete based on our in-depth knowledge of our clients’ industries or sectors and their business needs from information, analysis, and effective interaction between the clients’ decision-makers and our experienced professionals, our breadth of product offerings and flexible approach to structuring debt financings that meet our clients’ business and timing needs, and our superior client service.

•	Proprietary, direct origination capability
      We have created an integrated approach to our loan origination and underwriting approval process that effectively combines the skills of our professionals with our proprietary information systems. This process allows us to move efficiently and quickly from our initial contact with a prospective client to the closing of our loan transaction while maintaining our rigorous underwriting standards. Along the way, a large number of our professionals become involved in the analysis and decision-making with respect to each potential lending opportunity. Many of our professionals are certified public accountants or have attained advanced degrees in business or law, and all of them specialize in particular industry sectors. We believe this human capital allows us to minimize credit risk while delivering superior service to clients. We have developed two proprietary information technology systems that we use in our daily operations to enhance our loan servicing abilities. DealTracker tracks potential transactions from prospect identification through termination or closing, and CapitalSource Asset Manager, or CAM, tracks daily portfolio performance for our loan servicing function.

•	Strong, diversified funding platform
      We utilize a diverse mix of debt and equity vehicles and a diverse mix of lending counterparties, including common equity, trust preferred securities, convertible notes, unsecured borrowings and securitized debt, both warehouse and term. As of March 31, 2007, total shareholder’s equity was $2.2 billion, which included $1.1 billion of equity raised from three primary common stock offerings and $342 million of proceeds from our dividend reinvestment and stock purchase plan. Through March 31, 2007, we also have completed eight placements of trust preferred securities, totaling $485 million, and completed two placements of unsecured convertible notes, raising gross proceeds totaling $555 million. Nine term securitization trusts were outstanding, totaling $5.4 billion at March 31, 2007, and six secured credit facilities were in place with $2.9 billion drawn. We maintained credit facilities with committed capacity of $5.0 billion as of March 31, 2007. We currently have a lending group comprising 27 of the largest financial institutions in the world, including the four largest commercial banks in the United States. As of the date of this prospectus supplement, we maintained senior unsecured debt ratings of BBB- with both Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or S&P, and Fitch, Inc., or Fitch.

Strategy
      The key elements of our strategy are:

•	Maintaining credit discipline and culture as we grow our business
      Sound credit discipline is the cornerstone of our business model, as evidenced by our “credit first” approach to underwriting and our “zero loss tolerance” approach to credit administration. Our “credit first” approach stresses that the first order of business is to maintain a good credit culture, including maintaining our lending discipline and making decisions based on complete and accurate information.

•	Expanding our asset management business
      We view our asset management businesses as complementary opportunities for us to leverage our commercial finance expertise into managing financial assets owned by third parties. We intend to further expand our asset management businesses by focusing on additional product types, which, for example, may include managing subordinated debt and equity investments for others.

•	Enhancing our syndication capabilities and increasing our participation in syndicated loan transactions
      Our syndication strategy for loans we originate allows us to limit our exposure to larger loans and typically results in greater fee income relative to our loan exposure than we receive for originating and holding the entire loan. As of March 31, 2007, we had syndicated $2.3 billion of loans in addition to the $8.6 billion of commercial loans held in our portfolio. Our enhanced syndication capabilities also provide us with opportunities to selectively purchase portions of loans originated by other lenders. By participating in these syndicated loans, we are able to increase our loan portfolio without incurring the higher costs we incur for directly originating loans. As of December 31, 2006, approximately 10% of the $7.9 billion aggregate outstanding balance of our commercial loan portfolio comprised loans for which we are not the agent/servicer.

•	Further diversifying our sources of funding
      Our primary sources of funds have been cash flows from operations, borrowings under our existing and future repurchase agreements, credit facilities, term debt, subordinated debt and convertible debt, proceeds from issuances of equity and other sources. We anticipate that we will need to raise additional capital from time to time to support our growth. In addition to raising equity, we plan to continue to access the debt market for capital and to continue to explore additional sources of financing. We expect these financings will include additional secured and unsecured credit facilities, secured and unsecured term debt, subordinated debt, repurchase agreements, equity-related securities such as convertible debt and/or other financing sources. In addition, with the proposed acquisition of TierOne Bank, we hope to further diversify our funding sources through the introduction of core community banking deposits as well as brokered deposits and Federal Home Loan Bank, or FHLB, borrowings. On a pro forma basis, these deposits and FHLB borrowings would have comprised approximately 18% of our total funding as of March 31, 2007.

•	Growing our long-term real estate investments, especially in health care properties
      In 2006, we began acquiring real estate for long-term investment purposes, all of which involved healthcare properties. All of these facilities are leased to clients through the execution of long-term, triple-net operating leases. We had $805.7 million in direct real estate assets as of March 31, 2007, which consisted primarily of land and buildings. We view these transactions as long-term financings for the seller/tenant of these facilities for which we receive rent, which generally escalates per terms set forth in the lease, and a real estate investment that may increase in value over time.

THE OFFERING

Issuer	CapitalSource Inc.

Guarantor	CapitalSource Finance LLC

Securities Offered	$300,000,000 principal amount (or $345,000,000 if the underwriters exercise their over-allotment option in full) of CapitalSource’s % Senior Subordinated Convertible Notes due 2037, guaranteed on a senior subordinated basis by Finance.

Maturity	Unless redeemed, repurchased or converted earlier, the notes will mature on July 15, 2037.

Interest Rate	The notes will bear interest at % per year (calculated using a 360-day year comprised of twelve 30-day months).

Interest Payment Dates	Interest on the notes will be paid on each January 15 and July 15, commencing January 15, 2008.

Ranking	The notes are the unsecured and senior subordinated obligations of CapitalSource.

The notes will rank:

• senior in right of payment to CapitalSource’s existing and future indebtedness that provides for its subordination to the notes, including guarantees by CapitalSource of debt incurred by Finance in our outstanding trust preferred securities financings;

• equal in right of payment to CapitalSource’s existing and future indebtedness providing for equal ranking with the notes, including CapitalSource’s outstanding senior subordinated convertible notes due 2034;

• junior in right of payment to all of CapitalSource’s other existing and future indebtedness; and

• structurally junior to all existing and future liabilities incurred or guaranteed by subsidiaries other than Finance.

The guarantee by Finance will be the unsecured and senior subordinated obligation of Finance.

The guarantee will rank:

• senior in right of payment to Finance’s existing and future indebtedness that provides for its subordination to the guarantee, including debt of Finance issued in connection with our outstanding trust preferred securities financings;

• equal in right of payment to Finance’s existing and future indebtedness or guarantees of Finance providing for equal ranking with the guarantee, including the guarantee by Finance of CapitalSource’s outstanding senior subordinated convertible notes due 2034;

• junior in right of payment to all of Finance’s other existing and future indebtedness or guarantees of indebtedness; and

• structurally junior to all existing and future liabilities incurred or guaranteed by subsidiaries of Finance.

As of March 31, 2007:

• CapitalSource had aggregate unsecured and unsubordinated indebtedness of approximately $1.1 billion, including approximately $499 million in principal amount of senior convertible debentures due 2034 that were exchanged in April 2007 for a like principal amount of CapitalSource’s senior subordinated convertible notes due 2034;

• Finance had aggregate secured indebtedness of $25 million in principal amount, and aggregate unsecured and unsubordinated indebtedness of $1.1 billion;

• Finance had aggregate unsecured and subordinated indebtedness of approximately $485 million in principal amount, relating to eight financings of trust preferred securities, all of which indebtedness had been guaranteed on a subordinated basis by CapitalSource; and

• CapitalSource’s subsidiaries other than Finance had aggregate indebtedness of approximately $12.2 billion in principal amount, including $442 million that is jointly and severally guaranteed by Finance. The indenture for the notes does not limit the amount of indebtedness that CapitalSource or any of its subsidiaries may incur.

Conversion Rights	Holders may convert the notes at an initial conversion rate of shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $ per share of common stock (subject to adjustment), subject to the conditions and during the periods described below. The notes may be converted:

• in any calendar quarter commencing after September 30, 2007 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day;

• during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of note, as determined following a request by a holder of notes in accordance with the procedures described in “Description of Notes and Guarantee — Conversion Upon Satisfaction of Trading Price Condition,” for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period;

• if any notes are called for redemption, those notes that have been so called; or

• upon the occurrence of specified corporate transactions described under “Description of Notes and Guarantee — Conversion Upon Specified Corporate Transactions.”

Except as otherwise described in this prospectus supplement, you will not receive any payment representing accrued and unpaid interest upon conversion of a note.

Upon any conversion, we will deliver cash or a combination of cash and shares of our common stock based on the volume-weighted average price of our common stock for a 16 trading day observation period. See “Description of Notes and Guarantee — Payment Upon Conversion.”

Adjustment of Conversion Rate	We will adjust the conversion rate of the notes under certain circumstances described under “Description of Notes and Guarantee — Conversion Rate Adjustments.”

Redemption at Our Option	On or after July 20, 2012, we may redeem the notes in whole or in part for cash, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to each registered holder of notes, for a redemption in cash equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date.

Sinking fund	None.

Repurchase of Notes by Us at the Option of the Holder	Holders will have the right to require us to repurchase all or any portion of their notes on July 15, 2012, 2017, 2022, 2027 and 2032, each of which we refer to as a repurchase date. In each case, the repurchase price will be payable in cash equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change	If a fundamental change (as described in this prospectus supplement) occurs at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash or, at our election, shares of common stock, any or all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the repurchase date.

Make Whole Amount	Holders who convert their notes in connection with certain events resulting in a fundamental change, as defined herein, may be entitled to a make whole premium in the form of an increase in the conversion rate. See “Description of Notes and Guarantee — Conversion Upon a Make Whole Fundamental Change.”

U.S. Federal Income Taxation	See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes (approximately $292.8 million or, if the underwriters exercise their over-allotment option in full, approximately $336.9 million, in each case after deducting underwriting discounts and commissions and other estimated expenses) to repay indebtedness under our $1.05 billion unsecured revolving credit facility. See “Use of Proceeds.”

Form of the Notes	The notes will be issued in book-entry form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof, and will be represented by one or more global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through either DTC (in the United States), Clearstream Banking or Euroclear Bank. Beneficial interests in any of the securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes and Guarantee — Book-Entry System.”

NYSE Symbol for Our Common Stock	Our common stock is listed on the NYSE under the symbol “CSE.”

Trustee	Wells Fargo Bank, National Association.

Trading	The notes will not be listed on any securities exchange or automated dealer quotation system. We cannot assure you as to the development or liquidity of any market for the notes.

Reopening	We may, without notice to or consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Additional Issuances	We may, from time to time, without notice to or consent of the holders, create and issue additional debt securities ranking senior to, or equally and ratably with, the notes in all respects.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Current Report on Form 8-K filed with the SEC on July 23, 2007 for a description of certain risks you should consider before investing in the notes.

Summary Consolidated Historical Financial Data
      The following tables show selected portions of our audited historical consolidated financial data as of and for the five years ended December 31, 2006, and unaudited historical consolidated financial data as of and for the three months ended March 31, 2007 and 2006. We derived our selected audited consolidated financial data as of and for the five years ended December 31, 2006 from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected unaudited consolidated financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006, are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated by reference in this prospectus supplement, and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, and in our opinion, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of our results of operations and financial position. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations to be expected for the full year or any future period.

	Three Months Ended
	March 31,		Year Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(unaudited)
	($ in thousands, except per share amounts)
Results of Operations:
Interest income	$289,554	$195,498	$1,016,533	$514,652	$313,827	$175,169	$73,591
Fee income	50,027	41,542	170,485	130,638	86,324	50,596	17,512

Total interest and fee income	339,581	237,040	1,187,018	645,290	400,151	225,765	91,103
Operating lease income	20,288	4,625	30,742	—	—	—	—

Total investment income	359,869	241,665	1,217,760	645,290	400,151	225,765	91,103
Interest expense	186,649	97,782	606,725	185,935	79,053	39,956	13,974

Net investment income	173,220	143,883	611,035	459,355	321,098	185,809	77,129
Provision for loan losses	14,926	14,713	81,562	65,680	25,710	11,337	6,688

Net investment income after provision for loan losses	158,294	129,170	529,473	393,675	295,388	174,472	70,441
Total operating expenses	65,322	50,619	216,052	143,836	107,748	67,807	33,595
Total other income	6,049	344	37,328	19,233	17,781	25,815	4,736
Noncontrolling interests expense	1,330	861	4,711	—	—	—	—

Net income before income taxes and cumulative effect of accounting change	97,691	78,034	346,038	269,072	205,421	132,480	41,582
Income taxes(1)	19,001	13,110	67,132	104,400	80,570	24,712	—
Cumulative effect of accounting change	—	370	370	—	—	—	—

Net income	$78,690	$65,294	$279,276	$164,672	$124,851	$107,768	$41,582

Net income per share
Basic	$0.44	$0.44	$1.68	$1.36	$1.07	$1.02	$0.43

Diluted	$0.43	$0.42	$1.65	$1.33	$1.06	$1.01	$0.42

Average shares outstanding
Basic	179,324,672	149,722,991	166,273,730	120,976,558	116,217,650	105,281,806	97,701,088
Diluted	181,743,884	154,450,572	169,220,007	123,433,645	117,600,676	107,170,585	99,728,331
Cash dividends declared per share	$0.58	$0.49	$2.02	$0.50	$—	$—	$—

	As of	As of December 31,
	March 31,
	2007	2006	2005	2004	2003	2002

	(unaudited)
	($ in thousands)
Balance sheet data:
Mortgage-related receivables, net	$2,239,257	$2,295,922	$39,438	$—	$—	$—
Mortgage-backed securities pledged, trading	3,372,329	3,502,753	323,370	—	—	—
Loans, net	8,388,919	7,599,231	5,779,966	4,140,381	2,339,089	1,036,676
Direct real estate investments, net	805,650	722,303	—	—	—	—
Total assets	15,664,333	15,210,574	6,987,068	4,736,829	2,567,091	1,160,605
Repurchase agreements	3,309,559	3,510,768	358,423	—	8,446	—
Unsecured credit facilities	492,758	355,685	—	—	—	—
Secured credit facilities	2,932,262	2,183,155	2,450,452	964,843	736,700	239,900
Term debt	5,423,317	5,809,685	1,779,748	2,186,311	920,865	425,615
Convertible debt	555,000	555,000	555,000	555,000	—	—
Subordinated debt	485,453	446,393	231,959	—	—	—

Total borrowings	13,198,349	12,860,686	5,375,582	3,706,154	1,666,011	665,515
Total shareholders’ equity	2,218,335	2,093,040	1,199,938	946,391	867,132	473,682

(1)	As a result of our decision to elect REIT status beginning with the tax year ended December 31, 2006, we provided for income taxes for the year ended December 31, 2006 based on a 39.9% effective tax rate for the income earned by our taxable REIT subsidiaries. We provided for income taxes for the three months ended March 31, 2007 based on a 38.9% effective tax rate for the income earned by our taxable REIT subsidiaries. We did not provide for any income taxes for the income earned by our qualified REIT subsidiaries for the year ended December 31, 2006 or for the three months ended March 31, 2007 and 2006. We provided for income taxes on the consolidated income earned based on a 19.4%, 38.8% and 39.2% effective tax rate in 2006, 2005, and 2004, respectively. We provided for income taxes on the consolidated income earned based on a 19.5% effective tax rate for the three months ended March 31, 2007. We provided for income taxes on the income earned from August 7, 2003 through December 31, 2003 based on a 38.0% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and did not provide for income taxes as all income taxes were paid directly by our members.

RISK FACTORS
      You should carefully consider the risks described below with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision regarding the notes. The risks and uncertainties described below and incorporated by reference from “Item 1A — Risk Factors” in our 2006 Annual Report on Form 10-K and in our Current Report on Form 8-K, dated July 23, 2007 are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case, the trading prices of the notes could decline substantially.
Risks Related to the Notes, Guarantee and Our Common Stock
We have other indebtedness.
      As of March 31, 2007, our total outstanding debt was approximately $13.4 billion, including $222.7 million of non-U.S. dollar borrowings. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.
The notes and guarantee will rank junior to any secured debt of our company and the guarantor and structurally junior to the liabilities and preferred equity of subsidiaries other than the guarantor.
      The notes will rank junior to all current and existing debt of CapitalSource except for debt with terms that provide for it to rank junior to or equal in right of payment to the notes. In addition, the notes will rank junior to any of its secured debt, to the extent of the value of the assets securing that debt. The guarantee issued by Finance will rank junior to all the current and existing debt of Finance except for debt of Finance with terms that provide for it to rank junior to or equal in right of payment to the guarantee. In addition, the guarantee will rank junior to all secured debt of Finance, to the extent of the value of the assets securing that debt. As a result, the notes and guarantee will be subordinated to the senior unsecured debt and secured debt of CapitalSource and Finance. In addition, the notes and guarantee structurally will be subordinated to the liabilities and preferred equity of all subsidiaries of CapitalSource, direct and indirect, other than Finance.
      In the event of a bankruptcy, liquidation, reorganization or other winding up of CapitalSource or Finance, their assets that secure secured debt will be used to pay the creditors of that secured debt. In addition, to the extent there are remaining any assets of CapitalSource or Finance, holders of senior debt will be entitled to payment in full prior to payment of any amounts due on any or all of the notes or guarantee then outstanding, and the holders of the notes and guarantee would then share ratably in the remaining assets with holders of our outstanding senior subordinated convertible debentures due 2034. There may not be sufficient assets remaining to pay any amounts on the notes or guarantee in such an event.
      The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party. After giving effect to the exchange of approximately $499 million of senior convertible notes due 2034 for a like principal amount of senior subordinated convertible notes due 2034 in April 2007, as of March 31, 2007, CapitalSource and its subsidiaries had aggregate indebtedness of approximately $12.4 billion that would rank senior or structurally senior to the notes, and Finance and its subsidiaries had aggregate indebtedness of approximately $612 million that would rank senior or structurally senior to the guarantee.
We depend upon our subsidiaries to service our debt.
      Our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Except for Finance, they have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

We may issue additional notes.
      Under the terms of the indenture governing the notes, we may, from time to time, without notice to or the consent of, the holders of the notes, create and issue additional notes of a new or existing series. These notes, if of an existing series, will rank equal to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.
There is no current public market for the notes.
      There is no current public market for the notes. We can give no assurances concerning the liquidity of any market that may develop for the notes offered by this prospectus supplement, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.
Changes in our credit ratings or the debt markets could adversely affect the market value of the notes.
      The market value for the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market price for the notes issued by, other companies similar to us;

•	our financial condition, liquidity, leverage, financial performance and prospects; and

•	the overall condition of the financial markets.
      The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market value of the notes.
      In addition, credit rating agencies continually review their ratings for the companies that they follow, including our company. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the market value of the notes.
The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.
      We are not restricted under the terms of the notes from incurring additional indebtedness, including senior debt or secured debt. We may incur additional debt that is junior to our outstanding senior debt, but which is senior in right of payment to the notes. Holders of our senior debt may be more willing to allow us to incur additional debt that is junior to our senior debt than debt which ranks equal in right of payment to our senior debt. In addition, the limited covenants applicable to the notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indenture does not afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes and Guarantee — Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change.”
We may be unable to repay or repurchase the notes or our other indebtedness.
      At maturity, the entire outstanding principal amount of the notes will become due and payable. You may also require us to repurchase the notes on July 15, 2012, 2017, 2022, 2027 and 2032. We will also be obligated to use cash to satisfy up to 100% of the principal amount of the notes converted. In addition, if a fundamental change, as defined under “Description of Notes and Guarantee — Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change,” occurs, you may require us to repurchase for cash all or a portion of your notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due at maturity or upon conversion, or the repurchase price of the notes. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the notes. If we are prohibited from repaying or repurchasing the notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the notes. Any such failure would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness.
The make whole amount payable on notes converted in connection with certain transactions or events may not adequately compensate you for the lost option time value of your notes as a result of such transaction or event.
      If the effective date of certain transactions or events occur on or prior to July 15, 2012, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any notes converted during the time period described herein. The number of additional shares will be determined based on the effective date and the price per share of our common stock as described below under “Description of Notes and Guarantee — Conversion Upon a Make Whole Fundamental Change.” While the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such transaction or event, that amount of additional shares is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction or event occurs after July 15, 2012, or if our stock price is less than $           per share or greater than $55.00 per share, the conversion rate will not be increased. Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conditional conversion feature of the notes could result in holders receiving less than the value of the common stock into which a note is convertible.
      The notes are convertible into shares of our common stock only if specified conditions are met. See “Description of Notes and Guarantee — Conversion Rights.” If the specific conditions for conversion are not met, holders will not be able to convert their notes, and holders may not be able to receive the value of the common stock into which the notes would otherwise be convertible.
The notes likely will receive a lower rating than has been assigned to our senior unsecured debt.
      Our senior unsecured debt is currently rated BBB- by Fitch and S&P. While we have not yet determined whether we will seek ratings on the notes, we expect that, if the notes were rated, such rating would be lower than the rating currently assigned to our senior unsecured debt. If Fitch, S&P or one or more other rating agencies were to assign a rating lower than expected, or were to reduce any rating in the future, the market price of the notes and our common stock could be harmed.
You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
      The conversion rate of the notes is subject to certain adjustments. Under Section 305 of the Internal Revenue Code and the applicable Treasury Regulations, a holder of notes will be treated as having received a distribution upon certain adjustments to the conversion rate (or upon certain failures to adjust the conversion rate). Any deemed distribution will be taxable as described in the section titled “Material U.S. Federal Income Tax Considerations — Taxation of Holders of Shares of Our Common Stock — Taxation of U.S. Stockholders — Distributions to Stockholders” or “ — Taxation of Non-U.S. Stockholders — Distributions” contained in our Current Report on Form 8-K filed with the SEC on February 13, 2007. Holders of notes will not receive any actual cash distributions in connection with these deemed distributions. Accordingly, withholding obligations on these deemed distributions will be satisfied against cash payments of interest or from cash or common shares otherwise deliverable to a holder upon a conversion of notes or a redemption or repurchase of notes. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Adjustments to conversion rate” and “— Consequences to Non-U.S. Holders — Adjustments to conversion rate.”
The settlement feature of the notes may have adverse consequences.
      We will deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, if any, upon conversion of the notes, as described under “Description of Notes and Guarantee — Payment upon Conversion.” Accordingly, upon conversion of a note, holders may not receive any shares of common stock. In addition, any settlement of a conversion of notes into cash and shares of our common stock may be delayed following our receipt of the holder’s conversion notice. Accordingly, a converting holder may receive less value than expected because the value of the shares of common stock may decline (or fail to appreciate as much as the holder may expect) between the day that the holder exercises its conversion right and the day the conversion value of the notes is determined.
Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from our guarantor.
      Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantee. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the guarantee could be voided as a fraudulent transfer or conveyance if (i) the guarantor incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (ii) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (ii) only, one of the following is also true at the time of the guarantee:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on its business;

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as the debts mature; or

•	the guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, after final judgment, the judgment is unsatisfied.
      If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under that guarantee or subordinate that guarantee to presently existing and future indebtedness of the guarantor or require the holders of the notes to repay any amounts received from the guarantor.
The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or any common stock issued upon conversion of the notes when desired or at attractive prices.
      The market price of the notes is expected to be affected significantly by the market price of our common stock. The trading price of our common stock may fluctuate substantially. The price of the common stock which prevails in the market may be higher or lower than the conversion price, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of financial services companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of a major funding source;

•	rating agency downgrade of term debt notes;

•	sales of large blocks of our stock; or

•	departures of key personnel.
      In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.
Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.
      Our certificate of incorporation and bylaws provide for, among other things:

•	a classified board of directors;

•	restrictions on the ability of our shareholders to fill a vacancy on the board of directors;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval;

•	advance notice requirements for shareholder proposals;

•	an ownership limit of 9.4% of our outstanding capital stock for any one beneficial owner in order to maintain our qualification as a REIT; and

•	provisions that make direct or indirect ownership of capital stock in violation of our certificate of incorporation or otherwise result in our disqualification as a REIT null and void and allow conversion of such shares into nonvoting stock and transfer to a trust.
      In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts the ability of any shareholder that at any time holds more than 15% of our voting shares to acquire us without the approval of shareholders holding at least 66 2/3% of the shares held by all other shareholders that are eligible to vote on the matter. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions than you desire.
Insiders continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.
      As of March 31, 2007, our directors and executive officers, together with the respective entities affiliated with them, owned approximately 38% of the outstanding shares of our common stock. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of the notes or our common stock.

USE OF PROCEEDS
      Our net proceeds from this offering will be approximately $292.8 million (or, if the underwriters fully exercise their over-allotment option to purchase additional notes, approximately $336.9 million), after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use all of the net proceeds of this offering to repay indebtedness under our $1.05 billion syndicated unsecured credit facility. The underwriters of this offering or their affiliates, serve as lenders and/or agents under our unsecured credit facility. Through repayment of certain amounts outstanding under this credit facility, the underwriters or their affiliates may receive a portion of the net proceeds of this offering. See “Underwriting.” During 2006 and 2007, we borrowed money under this credit facility to fund our commercial lending and investment business and for general working capital. As of March 31, 2007, this credit facility had an aggregate of $442.1 million outstanding. Interest on borrowings under the credit facility is charged at either (a) LIBOR plus a margin, which was 1.13% as of March 31, 2007, based on the credit ratings we receive from S&P, Moody’s Investors Service, Inc. and Fitch, which totaled 6.45% as of March 31, 2007, or (b) the prime rate, which was 8.25% as of March 31, 2007. This credit facility matures on March 13, 2009.

CAPITALIZATION
      The following table sets forth our consolidated capitalization at March 31, 2007 on a historical basis and on an as adjusted basis to give effect to the exchange of approximately $499 million in principal amount of our senior convertible debentures due 2034 for a like principal amount of our senior subordinated convertible notes due 2034, which occurred in April 2007, this offering and our application of the net proceeds of this offering, as described under “Use of Proceeds.” The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited consolidated financial information as of and for the three months ended March 31, 2007, presented under “Prospectus Supplement Summary — Summary Consolidated Historical Financial Data” and our consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2006 and our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2007 filed with the SEC and incorporated by reference in this prospectus supplement.

	As of March 31, 2007

	Historical	As Adjusted(a)

	($ in thousands)
Debt:
Repurchase agreements	$3,309,559	$3,309,559
Unsecured credit facilities	492,758	199,958
Secured credit facilities	2,932,262	2,932,262
Term debt	5,423,317	5,423,317
Senior convertible debt	555,000	56,066
Senior subordinated convertible debt	—	798,934
Subordinated debt	485,453	485,453

Total debt(b)	13,198,349	13,205,549
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares issued and outstanding on a historical and as adjusted basis)	$—	$—
Common stock (500,000,000 shares authorized; 189,538,383 shares issued and 188,238,383 shares outstanding on a historical and as adjusted basis)	1,882	1,882
Additional paid-in capital	2,302,393	2,302,393
(Accumulated deficit)	(56,067)	(56,067)
Accumulated other comprehensive income, net	53	53
Treasury stock, at cost	(29,926)	(29,926)
Total shareholders’ equity	2,218,335	2,218,335

Total capitalization	$15,416,684	$15,423,884

(a)	Gives effect to the issuance of the notes offered hereby and our receipt of approximately $292.8 million of estimated net proceeds from their sale (after deducting the underwriters’ discount and offering expenses payable by us), and the application of the net proceeds as described under “Use of Proceeds” to repay approximately $292.8 million of the amount outstanding under one of our unsecured credit facilities and assumes that the underwriters’ over-allotment option to purchase up to an additional $45,000,000 in aggregate principal amount of notes is not exercised.

(b)	Excludes trade payables, intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles.

RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for each of the periods indicated was as follows:

			Year Ended December 31,
	Three Months Ended
	March 31, 2007		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	1.5	x	1.6	x	2.4	x	3.6	x	4.2	x	3.9	x
      The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense on borrowings, including amortization of deferred financing charges and the portion of operating lease rental expense that is representative of the interest factor.

PRICE RANGE OF OUR COMMON STOCK/ DIVIDEND POLICY
      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.” As of July 23, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $22.00. As of December 31, 2006, there were approximately 953 stockholders of record. The number of holders does not include individuals or entities who beneficially own shares but whose shares are held of record by a broker or clearing agency, but does include each such broker or clearing agency as one recordholder. American Stock Transfer & Trust Company serves as transfer agent for our shares of common stock.
      From our initial public offering in August 2003 through December 31, 2005, we did not pay any dividends.
      On January 25, 2006, we paid a special dividend of $2.50 per share, or $350.9 million in the aggregate, to stockholders of record as of November 23, 2005. This amount represented an estimate of our cumulative undistributed earnings and profits attributable to taxable years ended prior to January 1, 2006, which we are required to pay to our stockholders in connection with our REIT election for the year commencing January 1, 2006.
      In conjunction with our REIT election in 2006, we began paying a regular quarterly dividend commencing in the first calendar quarter of 2006. On an annual basis, these dividends represent at least 90% of our taxable income, determined without regard to the deduction for dividends paid. Our actual dividend payments on our common stock are subject to final approval from our Board of Directors and will be based on our results of operations, cash flow and prospects at the time, as well as any contractual limitations in our debt instruments. The terms of our revolving senior unsecured credit facility limit our ability to pay dividends on our common stock in situations where specified events of default have occurred and are continuing, or where the lenders have accelerated our obligations under the facility.
      The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange and quarterly dividends paid. CapitalSource expects to pay its third quarter 2007 dividend on or about September 30, 2007.

	High	Low	Dividend(1)

Year Ending on December 31, 2007
3rd Quarter (through July 23, 2007)	$25.25	$21.80	$—
2nd Quarter	$27.40	$23.65	0.60
1st Quarter	28.28	22.39	0.58
Year Ended on December 31, 2006
4th Quarter	$28.57	$25.66	$0.55
3rd Quarter	26.05	22.39	0.49
2nd Quarter	25.50	21.80	0.49
1st Quarter	25.35	21.52	0.49
Year Ended on December 31, 2005
4th Quarter	$25.20	$20.81	—
3rd Quarter	23.70	18.64	—
2nd Quarter	24.28	17.95	—
1st Quarter	25.78	22.01	—

(1)	CapitalSource made aggregate dividend distributions of $4.52 per share in 2006. The amounts shown in the table above do not reflect the special earnings and profits dividend paid in accordance with Capital-Source’s REIT election, which accounted for $2.50 of the $4.52. The remaining $2.02 was paid as regular quarterly dividends. For tax purposes, the 2006 dividend distributions were classified as follows:

•	$3.2032 is considered ordinary dividend of which $2.3465 qualifies for the dividend tax rate of 15%, with the remainder taxed as ordinary income;

•	$0.0546 is considered short term capital gain; and

•	$1.2622 is return of capital.

DESCRIPTION OF NOTES AND GUARANTEE
      We will issue the notes under an indenture dated as of July      , 2007 between CapitalSource and Wells Fargo Bank, N.A, as trustee, or the trustee, and a supplemental indenture with respect to the notes between CapitalSource, CapitalSource Finance LLC, as guarantor, and the trustee dated as of July      , 2007 (the indenture, together with the supplemental indenture for the notes, being the “indenture”). The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of notes is inconsistent with that general description in the prospectus, the following description replaces that in the prospectus. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA. A copy of the form of indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. You may request a copy of the indenture at our address shown under the caption “Where You Can Find More Information”.
      As used in this “Description of Notes and Guarantee” section, references to “CapitalSource,” “we,” “our” or “us” refer solely to CapitalSource Inc. and not to any of its consolidated subsidiaries, and “Finance” refers to CapitalSource Finance LLC and not to any of its consolidated subsidiaries.
General
      The notes will mature on July 15, 2037 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your notes at an initial conversion rate of                     shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $            per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note and subject to our cash payment election, you will receive cash payment and shares of our common stock, if any. See “ — Payment Upon Conversion.” You will not receive any cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
      If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.
      The notes are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes. The trustee will initially act as paying agent, conversion agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the trustee’s corporate office located in New York, New York. We may change the paying agent, conversion agent and registrar without notice to holders of the notes. We will pay principal on the notes at the trustee’s corporate office in New York, New York. At our option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders.
      The indenture does not limit the amount of debt that may be incurred by us or any of our subsidiaries, including debt ranking senior to, or equally and ratably with, the notes, nor does it give holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

      Restrictions on the ownership and transfer of shares of our common stock designed to preserve our status as a REIT, however, may act to prevent or hinder a change of control. We have no present intention of engaging in a transaction which would result in CapitalSource being highly leveraged or that would result in a change of control.
      As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.
      When we refer to “common stock,” we mean the common stock, par value $0.01 per share, of CapitalSource Inc., which is the only outstanding class of our capital stock.
Reopening
      We may, without notice to or consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
Description of the Guarantee
      Our wholly owned subsidiary, Finance, will fully and unconditionally guarantee, on a senior subordinated basis, the due and punctual payment of our obligations under the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such guarantee and the indenture.
      The obligations of Finance under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes, Guarantee and Our Common Stock — Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from our guarantor.”
      Finance may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another entity so long as the guarantee would be released in connection with such transaction in accordance with the provisions of the indenture as described below.
      The indenture provides that Finance will be automatically and unconditionally released from all its obligations under its guarantee of the notes and all its obligations under the indenture with respect to the notes:

•	upon any sale or other disposition by us of Finance or all or substantially all of its assets (including by way of merger or consolidation or any sale, distribution, disposition or transfer of all of the capital stock of Finance) to a person that is not a subsidiary of ours;

•	if at any time all of the guarantees that Finance shall have provided in respect of any of our then outstanding senior convertible debentures due 2034 or senior subordinated convertible notes due 2034 shall have been permanently terminated; or

•	if at any time, as a result of any transaction or series of related transactions, (A) we and our subsidiaries own, in the aggregate, less than 20% of the outstanding shares of each class and series of then outstanding capital stock of Finance and (B) we are no longer required to treat Finance as a consolidated subsidiary for purposes of our consolidated financial statements prepared in accordance with generally accepted accounting principles.

      The trustee will be required, at our expense, to execute and deliver such instruments as we or Finance may reasonably request to evidence the release of Finance’s obligations under the guarantee and the indenture with respect to the notes.
Ranking
      The notes will be the direct, unsecured and senior subordinated obligations of CapitalSource.
      The notes will rank:

•	senior in right of payment to CapitalSource’s existing and future indebtedness that provides for its subordination to the notes, including guarantees by CapitalSource of debt incurred by Finance in our outstanding trust preferred securities financings;

•	equal in right of payment to CapitalSource’s existing and future indebtedness providing for equal ranking with the notes, including CapitalSource’s outstanding senior subordinated convertible notes due 2034;

•	junior in right of payment to all of CapitalSource’s other existing and future indebtedness; and

•	structurally junior to all existing and future liabilities incurred or guaranteed by subsidiaries other than Finance.
      Finance, our wholly owned subsidiary, will fully and unconditionally guarantee, on a senior subordinated basis, the due and punctual payment of our obligations under the notes. The guarantee will be the unsecured and senior subordinated obligation of Finance.
      The guarantee will rank:

•	senior in right of payment to Finance’s existing and future indebtedness that provides for its subordination to the guarantee, including debt of Finance issued in connection with our outstanding trust preferred securities financings;

•	equal in right of payment to Finance’s existing and future indebtedness or guarantees of Finance providing for equal ranking with the guarantee, including the guarantee by Finance of CapitalSource’s outstanding senior subordinated convertible notes due 2034;

•	junior in right of payment to all of Finance’s other existing and future indebtedness or guarantees of indebtedness; and

•	structurally junior to all existing and future liabilities incurred or guaranteed by subsidiaries other than Finance.
      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of holders of the notes in respect of all funds collected or held by the trustee.
      Our subsidiaries are separate and distinct legal entities and, other than the obligations of Finance under the guarantee, have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions. A significant portion of the loans that we have not securitized in our term debt transactions secure the credit facilities and repurchase agreements of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, these assets will be available to pay the obligations of the notes only after all such secured debt and any remaining senior debt has been repaid in full. In addition, the assets of our subsidiaries other than Finance will not be available to pay the obligations on the notes until all of the indebtedness and other liabilities of such subsidiaries are satisfied. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. After giving effect to the exchange of approximately $499 million of our senior convertible debentures due 2034 for a like principal amount of our senior subordinated convertible notes due 2034 in April 2007, as of March 31,

2007, CapitalSource and its subsidiaries had aggregate indebtedness of approximately $12.4 billion that would rank senior or structurally senior to the notes.
Interest
      The notes will bear interest at a rate of   % per annum. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2008.
      Interest on a note will be paid to the person in whose name the note is registered at the close of business on the January 1 or July 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from and including the settlement date.
Optional Redemption by Us
      No sinking fund is provided for the notes. Prior to July 20, 2012, the notes are not redeemable. On or after that date, we may redeem the notes in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.
      If the redemption date is an interest payment date, interest shall be paid on such interest payment date to the record holder on the relevant record date.
      We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.
      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
      We may not redeem the notes if we have failed to pay any interest on the notes when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the notes.
Conversion Rights
      Subject to the conditions and during the periods described below, you may convert each of your notes at an initial conversion rate of                      shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      Upon conversion, we will deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below.
      You may convert your notes only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your notes are called for redemption, those notes that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

      If we call your notes for redemption, you may convert the notes only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a note as described under either “ — Repurchase of Notes by Us at the Option of the Holder” or “ — Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change,” you may not surrender that note for conversion until you have withdrawn the repurchase election in accordance with the indenture.
      Upon conversion, you will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. However, you may not be able to retain such amounts because, subject to certain exceptions described below, notes surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted. We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the cash and the shares of our common stock, if applicable, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest, if any, to but excluding the conversion date.
      As a result, accrued but unpaid interest, if any, to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of cash (and/or, where relevant, our common stock), upon conversion, see “Material U.S. Federal Income Tax Considerations.”
      Notwithstanding the two preceding paragraphs, if notes are converted after the close of business on a record date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest if any overdue interest exists at the time of conversion with respect to such note.
      If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.
Conversion Procedures
      To convert your notes you must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
      The date you comply with these requirements is the conversion date under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note. You will not be entitled to any rights as a holder of our common stock until any conversion is effective, assuming we do not elect to pay the conversion price in cash.
      The conversion agent will, on your behalf, convert the notes into shares of our common stock, to the extent we elect to satisfy our conversion obligation in common stock. See “ — Payment Upon Conversion.” You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.
Payment Upon Conversion
      As described below, we may settle conversions of notes entirely in cash, or with a combination of cash and shares of our common stock, if any. Settlement will occur on the third business day following the final day of the “observation period” described below.
      Upon any conversion we will deliver, in respect of each $1,000 principal amount of notes converted, a “settlement amount” equal to the sum of the daily settlement amounts for each of the 16 trading days of the related observation period. The “daily settlement amount,” for each of the 16 trading days of the related observation period consists of:

•	cash, equal to the lesser of $62.50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $62.50, either, at our election as described above (A) cash in the amount of such excess or (B) a number of shares of our common stock equal to the difference between the daily conversion value and $62.50, divided by the daily VWAP for such day.
      “Daily conversion value” means, for each of the 16 consecutive trading days during the observation period, 6.25% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.
      “Daily VWAP” means, for each of the 16 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CSE.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the primary exchange or trading market for our common stock to the scheduled close of trading on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).
      “Observation period” with respect to any note means the 16 consecutive trading-day period beginning on and including the day after the final day of the conversion retraction period, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption as described under “ — Conversion Upon Notice of Redemption,” the “observation period” means the 16 consecutive trading days beginning on and including the 18th scheduled trading day prior to the applicable redemption date. For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading and (ii) there is no “market disruption event.”
      “Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.
      “Market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Market Price Condition
      You may surrender your notes for conversion into our common stock in any calendar quarter commencing after September 30, 2007 and before the business day immediately prior to the maturity of the notes (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.
      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the New York Stock Exchange, or such other principal U.S. national or regional securities exchange on which our common stock is traded, or if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. The last reported sales price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the National Association of Securities Dealers Automated Quotation System on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the price determined in good faith by our Board of Directors.
Conversion Upon Satisfaction of Trading Price Condition
      You may surrender your notes for conversion into shares of our common stock during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per note, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided, however, that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after July 15, 2022, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% of the applicable conversion price, then holders surrendering notes for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, shares of common stock with a value equal to the principal amount of the notes being converted (a “principal value conversion”). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the applicable conversion price on the eighth day prior to the conversion date and the last reported sale price on the conversion date. We will deliver shares of our common stock upon a principal value conversion no later than the third business day following the determination of the last reported sale price.
      The “trading price” of a note on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of notes as of such determination date, then the trading price for such determination date will equal (1) the applicable conversion rate of the notes as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date.
      The bid solicitation agent initially will be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per note would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per note is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.
Conversion Upon Notice of Redemption
      If we call any or all of the notes for redemption, you may convert any of your notes that have been called for redemption into our common stock at any time prior to the close of business on the second business day prior to the redemption date. If you have already submitted a note for repurchase on a repurchase date, you may not surrender that note for conversion until you have withdrawn your repurchase election in accordance with the indenture.
Conversion Upon Specified Corporate Transactions
      If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.
      In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which a holder of a number of shares of our common stock equal to the conversion rate would have received in such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its notes as described under “ — Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change.”

Conversion Upon a Make Whole Fundamental Change
      You may surrender your notes for conversion at any time on and after the effective date of a “make-whole fundamental change,” as defined below, until the 30th calendar day following such date, or, if such make-whole fundamental change also constitutes a “fundamental change” pursuant to which we are required to purchase the notes at your option as described under “— Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change,” until the related fundamental change repurchase date. We will notify holders of any such make-whole fundamental change and the anticipated effective date and issue a press release no later than ten days prior to such transaction’s anticipated effective date.
      A “make-whole fundamental change” means a fundamental change as described in the second bullet point of the definition of “fundamental change” under “— Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change,” without regard to the exception described in the first bullet point of the immediately succeeding paragraph relating to 105% of the applicable conversion price of the notes.
      If the effective date of a make-whole fundamental change occurs on or prior to July 15, 2012, and a holder elects to convert its notes during the period described above (regardless of whether any other conditions to conversion have been satisfied), we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below.
      The number of additional shares will be determined by reference to the table below and is based on the effective date and the sale price of our common stock (the “stock price”) in such make-whole fundamental change transaction determined as follows:

•	if the consideration paid to holders of our common stock in such transaction consists exclusively of cash, the cash price per share; and

•	otherwise, the average of the last reported sale price of our common stock for the ten trading day period ending on the trading day immediately preceding the effective date of the transaction.
      The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to such adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares to be added to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      The following table sets forth the stock price and number of additional shares to be received per $1,000 principal amount of notes:
Number of additional shares (per $1,000 principal amount of notes)

Effective Price

Effective Date	$25.00	$27.50	$30.00	$32.50	$35.00	$40.00	$45.00	$50.00	$55.00

July , 2007
July 15, 2008
July 15, 2009
July 15, 2010
July 15, 2011
July 15, 2012
      The exact stock price and effective date may not be set forth on the table, in which case:
      1. if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

      2. if the stock price exceeds $55.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and
      3. if the stock price is less than $           per share (subject to adjustment), no additional shares will be added to the conversion rate.
      Our obligation to increase the conversion rate by the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion Rate Adjustments
      The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate in any of the transactions described below.
      (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a stock split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0 ×	OS’ OS 0
where,
      CR0 = the conversion rate in effect immediately prior to such event;
      CR’ = the conversion rate in effect immediately after such event;
     OS0 = the number of our shares of common stock outstanding immediately prior to such event; and
     OS’ = the number of shares of our common stock that would be outstanding immediately after such event.
      (2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR 0 ×	OS 0 + X OS 0 + Y

where,

CR0 =
the conversion rate in effect immediately prior to such event
CR’ =
the conversion rate in effect immediately after such event
OS0 =	the number of shares of our common stock outstanding immediately prior to such event
X =	the total number of shares of our common stock issuable pursuant to such rights
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date with respect to the issuance of such rights.
      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash referred to in clause (4) below;

      then the conversion rate will be adjusted based on the following formula:

CR’ = CR 0 ×	SP 0 SP 0 – FMV
where,

CR0 =	the conversion rate in effect immediately prior to such distribution
CR’ =	the conversion rate in effect immediately after such distribution
SP0 =	the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the ex-dividend date with respect to such distribution
FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution
      (4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0 ×	SP 0 – RQ SP 0 – C
where,

CR’ =	the conversion rate in effect on and after the ex-dividend date for such distribution
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution
SP0 =	the average of the closing prices of our common stock over the ten consecutive trading day period ending on the business day immediately preceding the ex-dividend date for such distribution
RQ =	the dividend threshold amount, which shall initially be $0.60 per quarter (appropriately adjusted to reflect stock splits, stock dividends, combinations and similar events), as adjusted to account for any change in the frequency of payment of our regular dividend; provided that the dividend threshold amount shall be deemed to be zero if the dividend is not a regularly scheduled dividend and
C =	the amount in cash per share that we distribute to holders of our common stock.
      The quarterly dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided, that no adjustment will be made to the quarterly dividend threshold amount for any adjustment made to the conversion rate under clause (4) above. If we increase the cash dividend on our common stock, a resulting adjustment to the conversion rate may create a taxable dividend subject to United States federal income tax without the receipt of any cash. For non-U.S. holders, such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified in an applicable treaty. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Adjustments to conversion rate” and “— Consequences to Non-U.S. Holders — Adjustments to conversion rate.”
      (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR 0 ×	AC + (SP’ × OS’)
OS 0 × SP’
where,

CR0 =	the conversion rate in effect on the date such tender or exchange offer expires
CR’ =	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS0 =	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS’ =	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP’ =	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

      If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
      Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
      In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or binding share exchange involving us, or

•	a sale or conveyance to another person of all or substantially all of our property and assets, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by holders of our common stock immediately prior to one of these types of event. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes our shares of common stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our shares of common stock that affirmatively make such an election.
      We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the notes, see “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Adjustments to conversion rate” and “— Consequences to Non-U.S. Holders — Adjustments to conversion rate.”
      Holders of notes will receive, upon conversion of notes, in addition to shares of our common stock, if we adopt, or subsequently amend, a rights plan while notes remain outstanding, the rights under that rights plan as so adopted or amended unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or other assets or property described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.
      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.
      No adjustment in the applicable conversion rate will be required until the earlier of (1) such time as we provide notice to holders of our intention to redeem the notes, (2) such time as the adjustment would require an increase of at least 1% of the applicable conversion rate or (3) the conversion date upon a conversion of notes. If an adjustment is not made because the adjustment would not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.
      In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment to the conversion rate;

•	an increase in the conversion rate at our discretion; or

•	upon certain other adjustments to the conversion rate (or upon certain failures to adjust the conversion rate)
the holders of the notes may be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Adjustments to conversion rate” and “ — Consequences to Non-U.S. Holders — Adjustments to conversion rate.”
Repurchase of Notes by Us at the Option of the Holder
      You have the right to require us to repurchase all or a portion of your notes for cash on July 15, 2012, 2017, 2022, 2027 and 2032 (each, a “repurchase date”).
      We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.
      The repurchase price payable will be equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, if any, to but excluding the repurchase date.
      On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

      Your notice electing to require us to repurchase notes must state:

•	if certificated notes have been issued, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in integral multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      If your notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.
      No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes.
      You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      If your notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
      To receive payment of the repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.
      If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date, then, on and after the business day following such date:

•	the notes will cease to be outstanding and interest will have ceased to accrue (whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the notes).
      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.
Repurchase of Notes by Us at the Option of the Holder Upon a Fundamental Change
      If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. In accordance with the terms of the indenture governing the notes, we intend to make an irrevocable election to satisfy in cash 100% of the principal amount of the notes converted and we intend to waive our right to deliver shares of our common stock in lieu of cash upon a fundamental change. The repurchase price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the repurchase date.

      A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

•	our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the National Association of Securities Dealers Automated Quotation System or another established automated over-the-counter trading market in the United States.
      A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the ten consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the notes immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.
      For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.
      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
      To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.
      We will be required to repurchase the notes no later than 30 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then on the business day following such date:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).
      If a fundamental change occurs, as described above, instead of paying the repurchase price in cash we may elect to pay the repurchase price in shares of our common stock, or, in the case of a merger in which we are not the surviving corporation, common stock or American Depository Shares of the surviving corporation or its direct or indirect parent corporation, at our option. The number of shares of the applicable common stock or securities you will receive will equal the amount of the repurchase price divided by 98% of the average last reported sale prices of the applicable common stock or securities for the five consecutive trading days immediately preceding the second business day immediately preceding the fundamental change repurchase date.

However, we may not pay the repurchase price in the applicable common stock or securities unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

•	If the paying agent holds money and/or applicable stock sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all your other rights as a holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).
      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of notes upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.
      The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.
      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors — Risks Related to the Notes, Guarantee and Our Common Stock — We may be unable to repay or repurchase the notes or our other indebtedness.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Merger and Sale of Assets by Us
      The indenture will provide that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.
      Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the notes, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the notes.
Subordination of Notes and Guarantee
      Payment on the notes and the guarantee is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of the existing and future Indebtedness of CapitalSource and Finance.
      If any one of CapitalSource or Finance dissolves, winds-up, liquidates or reorganizes, or if any one of CapitalSource or Finance is the subject of any bankruptcy, receivership or similar proceeding, the holders of Senior Indebtedness will be paid in the relevant proceeding before the holders of the notes.
      Each of CapitalSource and Finance is barred from making any payment on the notes or the guarantee if (i) a default in the payment of Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a “payment default”), and (ii) CapitalSource receives written notice of such payment default by the holders of such senior indebtedness, or any trustee therefor. CapitalSource may resume payments and distributions on the notes upon the date on which such default is cured or waived or ceases to exist.
      If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions of the notes and the guarantee, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness as their interests may appear.
      Because of the subordination provisions discussed above, in the event of the bankruptcy, dissolution or reorganization of any one of CapitalSource or Finance, holders of Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than their respective creditors. This subordination will not prevent the occurrence of any event of default under the indenture.
      The notes are exclusively the obligations of CapitalSource and the guarantee exclusively the obligation of Finance. A substantial portion of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or guarantee or to make any funds available for any payment on the notes or guarantee. CapitalSource’s cash flow and its ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries and CapitalSource may be unable to access that cash. In addition, CapitalSource is dependent on the distribution of earnings, loans or other payments from its subsidiaries. Further, any payment of dividends, distributions, loans or advances by its subsidiaries to CapitalSource could be subject to statutory or contractual restrictions. Payments to CapitalSource by its subsidiaries will also be contingent upon its subsidiaries’ earnings and business considerations.
      CapitalSource’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if CapitalSource were a creditor to any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of its subsidiaries senior to that held by CapitalSource.
      After giving effect to the exchange of approximately $499 million of senior convertible notes due 2034 for a like principal amount of senior subordinated convertible notes due 2034 in April 2007, as of March 31, 2007, CapitalSource had aggregate unsecured and unsubordinated indebtedness of approximately $638 million, including approximately $56 million in principal amount of senior convertible debentures due 2034, and senior subordinated indebtedness ranking equally with the notes of approximately $499 million; Finance had aggregate secured indebtedness of $25 million, and aggregate unsecured and unsubordinated indebtedness of $586 million; and our non-guarantor subsidiaries had aggregate indebtedness of approximately $12.2 billion, including $442 million that is jointly and severally guaranteed by Finance. The indenture does not limit the amount of indebtedness that CapitalSource or any of its subsidiaries may incur.
      Neither CapitalSource nor any of its subsidiaries including Finance is limited from incurring Senior Indebtedness or other additional debt under the indenture. If any one or both of CapitalSource or Finance incurs additional debt, its ability to pay its obligations on the notes and the guarantee could be affected. CapitalSource expects from time to time to incur additional indebtedness and other liabilities.
      CapitalSource is obligated to pay reasonable compensation to the trustee. CapitalSource will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.
      “Indebtedness” means, with respect to any one of CapitalSource or Finance, whether recourse is to all or a portion of its assets, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (i) every obligation for money borrowed; (ii) every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; (iv) every obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation; (vi) all indebtedness, whether incurred on or prior to the date of issuance of the notes or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, CapitalSource or Finance has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (i) through (vii).
      “Senior Indebtedness” means, with respect to any one of CapitalSource or Finance, the principal of, and premium, if any, interest including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with all Indebtedness of CapitalSource or Finance as the case may be unless it is provided in the instrument creating or evidencing the Indebtedness that such Indebtedness is not superior in right of payment to the notes in the case of CapitalSource, or the guarantee in the case of Finance. Notwithstanding the foregoing, Senior Indebtedness does not include (a) any Indebtedness that expressly provides that it ranks pari passu with or junior in right of payment to the notes in the case of CapitalSource (or the guarantee in the case of Finance), (b) the subordinated guarantees of CapitalSource issued and outstanding as of the exchange date in respect of our outstanding trust preferred securities, (c) the subordinated debt of Finance issued and outstanding as of the exchange date in respect of our outstanding trust preferred securities or (d) the senior subordinated convertible notes of CapitalSource and the related senior subordinated guarantee of Finance, which shall rank pari passu in right of payment with the notes and the guarantee.
Events of Default; Notice and Waiver
      The following will be events of default under the indenture:

•	we fail to pay principal of the notes when due or otherwise;

•	we fail to pay any interest on the notes when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the notes into shares of our common stock or cash upon exercise of a holder’s conversion right and such default continues for a period of ten days;

•	we default in our obligation to repurchase the notes at the option of a holder upon a fundamental change or on any other repurchase date;

•	we default in our obligation to redeem the notes after we have exercised our option to redeem;

•	we state or the guarantor states, in writing, that the guarantee is not in full force and effect;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding notes;

•	there occurs an event of default with respect to our or any of our significant subsidiaries’ within the meaning of Regulation S-X promulgated under the Securities Act indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $25.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 60 days after the date of such acceleration; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any final judgment or judgments for the payment of money in excess of $25.0 million shall be rendered against us and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

•	certain events involving our bankruptcy, insolvency or reorganization.
      Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described in the accompanying prospectus under the caption “Description of Debt Securities — Provision of Financial Information,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 1% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.
      If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.
      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.
      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.
      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.
      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.
Modification and Waiver
      The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	affect our obligation to redeem any notes on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any note at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any note upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	except as otherwise permitted by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair the right of a holder to convert any note or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion; provided that the provisions of the indenture described under “ — Conversion Upon Satisfaction of Trading Price Condition” may be amended or modified with the consent of a majority in aggregate principal amount of the notes then outstanding if our board of directors determines in good faith that such change is necessary to preserve the accounting treatment of the notes in effect on the date of this prospectus;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.
      We and the trustee are permitted to modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	make provision with respect to the conversion right of holders of notes, as described under “— Conversion Rights,” or our repurchase obligation as described under “— Repurchase of Notes by Us at the Option of the Holder.”

•	secure any notes;

•	evidence the assumption of our obligations by a successor person;

•	add covenants or events of default for the benefit of the holders of notes or surrender any power conferred upon us;

•	cure any ambiguity or correct any error in the indenture;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	increase the conversion rate;

•	facilitate the discharge of the notes;

•	facilitate the registration of the notes;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.
Calculations in Respect of Notes
      We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the notes, the amount of accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Information Concerning the Trustee
      We have appointed Wells Fargo Bank, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.
Governing Law
      The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer
      The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.
      Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the trustee in The City of New York.
Payment and Paying Agent
      We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which initially will be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided, that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.
      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.
Notices
      Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the note register. Notices will be deemed to have been given on the date of such mailing.
Satisfaction and Discharge
      The indenture will generally cease to be of any further effect with respect to the notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes (with certain limited exceptions) or

•	all notes not previously delivered to the trustee for cancellation have become due and payable, whether at the maturity date, any redemption date or any repurchase date (including upon the occurrence of a fundamental change), or upon conversion or otherwise, and we have deposited with the trustee an amount (including our common stock, as applicable) sufficient to pay all of the outstanding notes,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.
Book-Entry System
      DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.
      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global security certificates.

      Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme, or Clearstream, Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or the Euroclear System, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
      DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.
      Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations, or Clearstream Participants and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
      Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.
      The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, or collectively, the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.
      Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.
      We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.
      As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.
      All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.
      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.
      Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.
      The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.
Global Clearance and Settlement Procedures
      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.
      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
      Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN ERISA CONSIDERATIONS
      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include “plan assets” under the Plan Asset Regulation (29 C.F.R. §2510.3-101), as modified by ERISA, (each, a “Plan”) and (d) persons and entities who have certain specified relationships to such Plans (each, a “Party-in-Interest” under ERISA and “Disqualified Person” under the Code). A Plan fiduciary considering a purchase of the notes should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, for which no exemption is available and is otherwise prudent and made in accordance with the terms of the applicable Plan documents.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain material U.S. federal income tax considerations of the ownership and disposition of notes. The consequences of the ownership and disposition of our common stock are described in the section titled “Material U.S. Federal Income Tax Considerations” contained in the Current Report on Form 8-K filed with the SEC on February 13, 2007 (the “Form 8-K”). This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.
      If an entity that is treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner or member will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity holding the notes, you should consult your tax advisers.
      If you are considering the purchase of notes, you should consult your tax advisers concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.
      In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      We use the term “non-U.S. holder” to describe a beneficial owner of notes (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Non-U.S. holders should consult their tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
      Each person considering an investment in the notes should seek advice based on such person’s particular circumstances from an independent tax adviser.
Consequences to U.S. Holders
      Payment of interest. It is anticipated, and this discussion assumes, that the issue price of the notes will equal their principal amount. In that case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method.
      Sale, redemption or other taxable disposition of notes. Except as provided below under “— Consequences to U.S. Holders — Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.
      Conversion of notes. Upon conversion of the notes, we may deliver solely cash, or a combination of cash and shares of our common stock, as described above under “Description of Notes and Guarantee — Payment Upon Conversion.”
      In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “— Consequences to U.S. Holders — Sale, redemption or other taxable disposition of notes”). In the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisers regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as discussed below.
      Treatment as a recapitalization. If a U.S. holder converts a note and receives a combination of common stock and cash, we intend to take the position that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain. Assuming such treatment, a U.S. holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “— Consequences to U.S. Holders — Payment of interest” above) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). The amount of cash received upon conversion of a note will ordinarily be at least equal to the entire principal amount of the note.
      A U.S. holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.
      The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder’s tax basis in the fractional share). A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.
      Any capital gain recognized by U.S. holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. A U.S. holder’s holding period for common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after receipt.
      Alternative treatment as part conversion and part redemption. If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “— Consequences to U.S. Holders — Sale, redemption or other taxable disposition of notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In this case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest), the fractional share that is treated as sold for cash and the cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after receipt.
      Adjustments to conversion rate. The conversion rate is subject to adjustment under specified circumstances. Under Section 305 of the Code and the applicable Treasury Regulations, a holder of notes could, in certain circumstances, be deemed to have received a distribution with respect to our common shares if and to the extent that the conversion rate is adjusted (or upon certain failures to adjust the conversion rate), resulting in ordinary income to the extent of our current and accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution with respect to our common shares. Adjustments in respect of taxable dividends to our shareholders do not qualify as being made pursuant to a bona fide reasonable adjustment formula. See the section titled “Material U.S. Federal Income Tax Considerations — Taxation of the Company as a REIT — Annual Distribution Requirements” in the Form 8-K. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. In such case, the deemed distribution would be subject to the rules described under the section titled “Material U.S. Federal Income Tax Considerations — Taxation of Holders of Shares of Our Common Stock — Taxation of U.S. Stockholders — Distributions to Stockholders” in the Form 8-K. Further, we intend to take the position that the amount of any such constructive distribution for U.S. federal income tax purposes should be equal to the fair market value of the additional common shares of the Company, determined as of the date of any such adjustment, that each holder of a note could be entitled to receive as a result of such adjustment. It is possible, however, that the IRS may disagree with this method of calculating the amount of any such constructive distribution. It is not clear whether the adjustment to the conversion rate of the notes as a result of a make-whole fundamental change transaction would be treated as a constructive distribution.
      Information reporting and backup withholding. Information reporting requirements generally will apply to interest on the notes and the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Consequences to Non-U.S. Holders
      Payments of interest. The 30% U.S. federal withholding tax will not apply to any payment of interest to a non-U.S. holder provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.
      If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the requirement to deliver an IRS Form W-8ECI, as discussed above, is satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
      Disposition of the notes. Any gain realized on the sale, redemption, repurchase, conversion (including a conversion of the notes in part for cash and in part for our common shares), or other taxable disposition of notes by a non-U.S. holder, will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, (ii) in the case of a foreign individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year, and (iii) the notes do not constitute USRPIs within the meaning of the FIRPTA.
      The notes will not constitute USRPIs if we are not a “United States real property holding corporation” (“USRPHC”) throughout an applicable testing period. A U.S. corporation (such as the Company) is a USRPHC if at least 50% of the value of its assets consist of USRPIs, which include interests in real property, but not interests solely as a creditor in real property, such as mortgage loans. Currently, we believe that the majority of our assets will not be considered USRPIs because they are interests solely as a creditor in mortgage loans. We believe that we have not been at any time, and will not be at the time of the exchange, a USRPHC, although there can be no assurance that the composition of our assets will not change and include substantially more USRPIs in the future. Accordingly, there can be no assurance that we will not be a USRPHC at some point during the applicable testing period at the time of the disposition. The applicable testing period is the shorter of (a) the period during which the holder is treated as having acquired the interest being disposed or (b) the 5-year period ending on the date of such disposition.
      Even if, however, we had been USRPHC at some point during the applicable testing period at the time of the disposition, the notes will not be treated as USRPIs, and therefore generally not subject to FIRPTA at the time of the disposition, if any class of our stock is considered “regularly traded” under applicable Treasury Regulations on an “established securities market,” such as the New York Stock Exchange, and either (1) if the notes are not considered regularly traded, the non-U.S. holder did not own, actually or constructively, notes with a fair market value greater than the fair market value on that date of 5% of our outstanding common stock or (2) if the notes are considered regularly traded, the non-U.S. holder did not own, actually or constructively, more than 5% of the total fair market value of the notes, in either case at any time. If gain on the sale, redemption, repurchase, conversion (including a conversion of the notes in part for cash and in part for our common shares), or other taxable disposition of notes were subject to taxation under FIRPTA, the non-U.S. holder generally would be subject to regular U.S. income tax with respect to any gain in the same manner as an U.S. holder that had sold the notes in a fully taxable transaction, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In that case, withholding tax may apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a USRPI would be creditable against such non-U.S. holder’s U.S. federal income tax liability.
      Non-U.S. holders are urged to consult their tax advisors as to whether the sale, redemption, repurchase, conversion could be subject to U.S. federal income tax under FIRPTA in their particular circumstances.
      Adjustments to conversion rate. The conversion rate is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See “— Consequences to U.S. holders — Adjustments to conversion rate,” above. In such case, the deemed distribution would be subject to the rules described generally under the section titled “Material U.S. Federal Income Tax Considerations — Taxation of Holders of Shares of Our Common Stock — Taxation of Non-U.S. Stockholders — Distributions” in the Form 8-K. In the case of deemed distributions, because such deemed distributions will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or common shares otherwise deliverable to a holder upon a conversion of notes or a redemption or repurchase of notes.
      Gain effectively connected with conduct of U.S. trade or business. Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder whose gain with respect to a note is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, although exempt from the withholding tax previously discussed if the holder furnishes an IRS Form W-8ECI, will generally be subject to U.S. federal income tax on the gain at regular U.S. federal income tax rates, as if the holder were a U.S. person. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its “dividend equivalent amount,” as such term is defined in, and subject to the rules and exceptions provided by, the Code, for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. Any common stock that a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation described above under “— Consequences to Non-U.S. Holders — Payments of interest.”
      Information reporting and backup withholding. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
      In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “— Consequences to Non-U.S. Holders — Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note treated as being effected within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished timely to the IRS.

UNDERWRITING
      Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below.
      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC

Total	$300,000,000
      The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.
      The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters, including the validity of the notes and other conditions contained in the underwriting agreement. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.
      We have granted to the underwriters an option, exercisable for 30 days from the date on which notes are first issued to purchase up to $45,000,000 additional principal amount of notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment.
      We and our chief executive officer and chief financial officer have agreed, subject to certain limited exceptions, that for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., offer, sell, contract to sell, pledge or otherwise dispose of or hedge or file with the Securities and Exchange Commission a registration statement relating to any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock.
Selling Restrictions
      Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.
Notice to Prospective Investors in the European Economic Area
      In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
      Each purchaser of the notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
      For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.
      The seller of the notes has not authorized and do not authorize the making of any offer of the notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the seller or the underwriters.
Notice to Prospective Investors in the United Kingdom
      Each underwriter:

•	has not offered or sold and, prior to the expiration of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	No		Full
	Exercise		Exercise

Per Note		%		%
Total	$		$

      In connection with the offering, Citi, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriters’ overallotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citi, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that our total expenses for this offering will be $1.2 million.
      The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.
      The underwriters have performed investment banking, commercial banking and financial and advisory services for us from time to time for which they have received customary fees. The underwriters may, from time to time, in the future engage in transactions with and perform investment banking, commercial banking and financial and advisory services for us in the ordinary course of their business for which they may in the future receive customary fees. Certain affiliates of each of the underwriters are lenders and/or agents under our credit facilities or certain of our repurchase agreements, the terms of which are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, each of which is incorporated by reference into this prospectus supplement.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
LEGAL MATTERS
      The validity of the notes offered by means of this prospectus supplement and certain U.S. federal income tax matters will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters regarding the notes will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.
EXPERTS
      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the Internet website maintained by the SEC, at www.sec.gov.
      We have filed a registration statement on Form S-3 to register the notes with the SEC. This prospectus supplement is a part of this registration statement. The SEC permits us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement that is incorporated by reference in this prospectus supplement.
      This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

CapitalSource SEC Filings (File No. 1-31753)	Period or Filing Date
Annual Report on Form 10-K Quarterly Report on Form 10-Q Current Reports on Form 8-K	Year Ended December 31, 2006
Quarter Ended March 31, 2007
Filed on February 6, 2007; February 13, 2007; March 13, 2007; April 18, 2007; April 25, 2007; May 18, 2007; May 23, 2007, June 20, 2007 and July 23, 2007.
Description of shares of CapitalSource common stock contained in its Registration Statement on Form 8-A filed with the SEC on July 25, 2003, as amended by our Registration Statement on Form 8-A/A filed with the SEC on May 22, 2006, including any amendment or reports filed for the purpose of updating such description.	Filed on July 25, 2003 and May 22, 2006

      We also incorporate by reference into this prospectus supplement additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the completion of the offering; provided, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent identified in any such report. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      You can obtain any of the documents incorporated by reference from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement. Investors may obtain documents incorporated by reference into this prospectus supplement by requesting them in writing, by telephone or via the Internet from the company at the following address:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com
THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF
THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

Prospectus
Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units

         We may offer the securities listed above, including units consisting of any two or more of such securities, from time to time. In addition, this prospectus may be used to offer securities for the account of other persons.
      This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus, a post-effective amendment to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus.
      We or any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2005

-i-

ABOUT THIS PROSPECTUS
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
      References in this prospectus to “CapitalSource,” “we,” “us” and “our” are to CapitalSource Inc. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units and warrants collectively as “offered securities.”
AVAILABLE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “CSE,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
The New York Stock Exchange
20 Broad Street
New York, New York 10005
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.capitalsource.com, under “Investor Relations — SEC Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com
Information contained on our internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2005, February 17, 2005, April 8, 2005, April 20, 2005, April 28, 2005, July 7, 2005, October 6, 2005, October 13, 2005, November 23, 2005, December 1, 2005, December 20, 2005 and December 23, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business” in our disclosures included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.
      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
ABOUT CAPITALSOURCE INC.
      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance.
USE OF PROCEEDS
      Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions. We will not receive proceeds from sales of securities by selling securityholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
      The following description sets forth certain general provisions of the debt securities of the Company that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities and in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto.
General
      The debt securities offered by means of this prospectus will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture for Senior Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and U.S. Bank, National Association, as trustee. Subordinated debt securities will be issued, under an Indenture for Subordinated Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and Wells Fargo Bank, National Association, as trustee. These indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and the forms of each have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the debt securities and the indentures are summaries of all anticipated material provisions thereof. You should read carefully any prospectus supplement describing the terms of a series of debt securities offered hereby and the indentures described herein which are filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing herein are to sections of each indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each indenture.
      Our senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness that may be outstanding from time to time and will rank senior to all of our subordinated indebtedness that may be outstanding from time to time. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt as described below under “— Ranking.”
      If specified in the prospectus supplement, one or more of our subsidiaries or other persons (collectively, the “Subsidiary Guarantors”), will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the debt securities as described under “— Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. The Subsidiary Guarantees of subordinated debt securities will be subordinated to the senior debt of the Subsidiary Guarantors on the same basis as the subordinated debt securities are subordinated to our senior debt securities. Each of the Subsidiary Guarantors is a separate and distinct legal entity from us and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments, other than as expressly provided in a guarantee.
      Except as set forth in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto and described in a prospectus supplement relating thereto, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, or as established in the applicable indenture or in one or more supplemental indentures, officers’ certificates or board of directors resolutions relating to such indenture. We refer to such resolution, officers’ certificate or supplemental indenture collectively as a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.
      Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities (Section 101). Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or the indenture, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture (Section 609).
      The supplemental indenture relating to any series of debt securities being offered will contain, and the prospectus supplement relating thereto will describe, the specific terms thereof which, pursuant to Section 301 of the indentures, may include, without limitation:

•	the title of such debt securities;

•	the classification of such debt securities as senior securities or subordinated securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount of such debt securities that will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the terms and conditions, if any, upon which such debt securities may be convertible or exchangeable into our common stock or other securities and the terms and conditions upon which such conversion or exchange may be effected, including, without limitation, the initial conversion or exchange price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders or at our option, the events requiring an adjustment of conversion or exchange price, provisions affecting conversion or exchange in the event of the redemption of such debt securities and any applicable limitations on the ownership or transferability of the securities into which such debt securities are convertible;

•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest, if any (including any additional amounts required to paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities), on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which and the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation, including any sinking fund payments;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether the principal of (and premium, if any) or interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges) on such debt securities are to be payable, at our election or the holder’s election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	whether such debt securities will be issued in certificated or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and the extent to which such debt securities are guaranteed by the Subsidiary Guarantors and the form of any such guarantee;

•	the name of the applicable trustee and the address of its corporate trust office; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as the original issue discount securities. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      Except as maybe set forth in the applicable indenture or in one or more supplemental indentures, neither indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us, including any merger or consolidation with or acquisition of a highly leveraged company. In addition, as described below under “— Merger, Consolidation or Sale of Assets,” we have broad discretion to engage in mergers, consolidations or other significant transactions without the consent of the holders of the debt securities offered hereby (Article Eight). You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Subsidiary Guarantees
      If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.
      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.
      In the case of subordinated debt securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the senior debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt securities. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated debt indenture.
      Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.
      In the event that a Subsidiary Guarantor ceases to be a subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the capital stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Denomination, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302).
      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities) will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).
      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as defaulted interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture (Section 307).
      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).
      Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any debt securities in bearer form, unless such debt securities are simultaneously surrendered for redemption with debt securities in registered form of the same series and like tenor; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).
Merger, Consolidation or Sale of Assets (Article Eight)
      Unless otherwise set forth in a supplemental indenture relating to any series of debt securities and described in the applicable prospectus supplement, we are permitted to consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets shall expressly assume all of our obligations under the indenture, including payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to each trustee (Sections 801 and 803).
      The indentures do not currently provide the holders of debt securities any other rights or protections in the event of any such transaction. The term “substantially all” as used in the indentures will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a limited body of case law interpreting this phrase, there is no established definition under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event of a transaction which may constitute a transfer of “all or substantially all” of our assets which could limit your ability to determine if we have complied with the provisions of Article Eight of the indentures or whether you may have any other rights available to you under the indentures.
Certain Covenants

Existence
      Except as described under “— Merger, Consolidation or Sale of Assets” above, we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties
      We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that we shall not be prevented from discontinuing the operation and maintenance of our properties or the properties of our Subsidiaries if we or our Subsidiaries determine that such discontinuance is desirable in the conduct of business and not disadvantageous in any material respect to the holders of the debt securities.

Insurance
      We will be required to, and will be required to cause each of our Subsidiaries, to keep all insurable properties insured against loss or damage in amounts and types that are commercially reasonable (Section 1008).

Payment of Taxes and Other Claims
      We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary, unless such lien would not have a material adverse effect upon such property;
provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

Provision of Financial Information
      If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligation of the Company to provide financial information under the applicable provisions of the Indenture (Section 1010).
Additional Covenants and/or Modifications to the Covenants Described Above
      Any additions to, modifications of or deletions of any of the covenants described above with respect to any debt securities or series thereof will be set forth in a supplemental indenture (Section 301) and described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver
      Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any installment of interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) on any debt security of such series and continuance of such default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series when due and payable, whether at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any other covenant or warranty on our part or the part of any guarantor contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), or the failure of any Subsidiary to comply with the limitations on incurrence of indebtedness contained in the senior indenture, if applicable, and, in each case, the continuance of such default or breach for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of recourse indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount in excess of $10,000,000, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled within a specified period of time;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Subsidiary Guarantor or any Significant Subsidiary (as defined in the indentures and discussed below);

•	the Subsidiary Guarantee of any debt security by a Subsidiary Guarantor ceases to be in full force and effect or enforceable in accordance with its terms;

•	any other event of default provided with respect to a particular series of debt securities (Section 501).
      “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.
      “Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a Subsidiary Guarantor or by one or more other Subsidiaries of us or a Subsidiary Guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof), or premium, if any, of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series have been cured or waived as provided in such indenture (Section 502).
      Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) of such series;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby; or

•	in the conversion or exchange of any debt security in accordance with its terms (Section 513).
      Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders (Section 601); and provided further that no such notice will be given in the case of a non-payment event of default until at least 60 days after the occurrence of the relevant default.
      Each indenture also provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it and no inconsistent direction has been given to the trustee by holders of at least a majority in principal amount of the outstanding debt securities during such 60 days (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).
      Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder security or indemnity reasonably satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

      Within 120 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any non-compliance under the applicable indenture and, if so, specifying each such non-compliance and the nature and status thereof (Section 1011).
Modification of the Indentures
      Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	release a Subsidiary Guarantor from any Subsidiary Guarantee (Section 902).
      The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such indenture (Section 1013).
      Modifications and amendments of an indenture will be permitted to be made by us and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor or Subsidiary Guarantor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to make any other provision in the indenture which shall not be inconsistent with the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect;

•	to add a Subsidiary Guarantor; or

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor under the debt securities or our affiliate or an affiliate of such other obligor shall be disregarded (Section 101).
      Each indenture will contain provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.
      Notwithstanding the foregoing provisions, each indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.
Ranking
      The terms and conditions, if any, upon which the debt securities and any guarantee of the debt securities are subordinated to our other indebtedness and indebtedness of our Subsidiary Guarantors will be set forth in the applicable prospectus supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the debt securities and any guarantee, the restrictions on payments to the holders of such debt securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payments to holders of senior indebtedness.
Discharge, Defeasance and Covenant Defeasance
      We may discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).
      Each indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of such indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified covenants under such indenture as specified in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”) (Section 1403),

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.
      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).
      “Government Obligations” means securities, which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).
      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

      As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the Euro both within the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended, and for the settlement of transactions by public institutions of or within the European Union; or

•	any currency unit or composite currency for the purposes for which it was established.
      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.
      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet under “— Events of Default, Notice and Waiver” above with respect to certain specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh bullet under “— Events of Default, Notice and Waiver” above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such default. However, we would remain liable to make payment of such amounts due at the time of acceleration.
      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Redemption of Securities
      If the applicable supplemental indenture provides that the debt securities are redeemable, we may redeem such debt securities at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.
      After notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.
      Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown on our books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed.
      If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all of the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate (Article Eleven).
      If the applicable supplemental indenture provides that the debt securities are redeemable at the option of the holder, we will redeem such debt securities in accordance with the terms of the applicable supplemental indenture. In the event we determine that any such redemption constitutes an issuer tender offer, we will comply with the provisions of Rule 13e-4 of the Exchange Act and any other applicable tender offer rules, and will file a Schedule TO or any other schedule required under such rules, in connection with any offer to repurchase the notes at the option of the holder.
Global Securities
      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.
      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.
      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.
      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.
      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.
      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participants’ and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.
      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.
      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.
      Principal, interest payments, and payments of any premium amounts on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or the operating partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal, interest, and payments of any premium amounts to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.
      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK
      The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the terms of these documents. Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.
Common Stock
      As of December 1, 2005, there were 140,375,257 shares of common stock outstanding. In addition, as of December 1, 2005, there were 4,485,790 additional shares of common stock available for issuance under our equity incentive plan and 1,843,846 shares available for issuance under our employee stock purchase plan.
      Holders of shares of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. Except as may be imposed on shares issued upon exercise of options or restricted stock granted under our equity incentive plan, and except as may be imposed by applicable securities laws, there are no restrictions on the alienability of the shares. Holders of shares of our common stock are not liable for further calls or assessments by us. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See the discussion below under the caption “— Shareholder Registration Rights.”
      Our common stock is listed on The New York Stock Exchange under the symbol “CSE.”
Preferred Stock
      Our board of directors is authorized, without further vote or action by the shareholders, to issue from time to time up to an aggregate of 50 million shares of preferred stock in one or more series. As of the date of this prospectus, there are no shares of preferred stock outstanding. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, but are not limited to, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. We will distribute a supplement to this prospectus relating to any series of preferred stock we may offer. The prospectus supplement will describe the specific terms of the particular series of preferred stock offered.
      Our board of directors has the authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Transfer Agent
      Wachovia Bank, National Association serves as transfer agent for shares of our common stock.
Delaware Law and Certain Charter and Bylaw Provisions
      We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested” shareholders for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to exceptions, an “interested” shareholder is a person who, alone or together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.
      Our certificate of incorporation and bylaws provide that:

•	the board of directors be divided into three classes, with staggered three-year terms;

•	directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class; and

•	any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by the affirmative vote of a majority the directors then in office.
      The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.
      Our bylaws also provide that:

•	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the shareholders may be called by our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President and shall be called by our Secretary at the written request of at least 10% in voting power of all capital stock outstanding and entitled to cast votes at the meeting.
      Our bylaws provide that, in order for any shareholder business (other than shareholder nominations of directors) to be considered “properly brought” before a meeting, a shareholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a shareholder, it must be a proper matter for shareholder action under the Delaware General Corporation Law, the shareholder must have given timely notice thereof in writing to our Secretary, and the notice must comply with the procedures set forth in our bylaws. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a shareholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the shareholders may be made by any shareholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a shareholder of record at the time notice is delivered to our Secretary. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      The purpose of requiring shareholders to give us advance notice of nominations and other shareholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. These provisions could also delay shareholder actions which are favored by the holders of a majority of our outstanding voting securities until the next shareholders’ meeting.
      Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our board of directors to amend or repeal most provisions of our bylaws by majority vote but requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote to amend or repeal certain provisions of our bylaws. Generally, our certificate of incorporation may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. No amendment of the provision of our certificate of incorporation providing for the division of our board of directors into three classes with staggered three-year terms may be approved absent the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote. The shareholder vote with respect to an amendment of our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to shareholders.
Limitation of Liability and Indemnification of Officers and Directors
      Our bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of CapitalSource, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our certificate of incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.
Shareholder Registration Rights

Generally
      Certain of our existing shareholders, including members of our management, who collectively hold approximately 64.0 million shares of our common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an Amended and Restated Registration Rights Agreement that we entered into with certain of our existing shareholders in connection with the closing of our August 2002 recapitalization transaction. All of these shares currently are tradable, subject to compliance with the volume and manner of sale provisions of Rule 144 under the Securities Act, and any shares registered pursuant to the agreement would become freely tradable without restriction under the Securities Act. Our existing shareholders, by exercising their registration rights, could cause a large number of shares of our common stock to be registered and publicly sold, which could cause the market price of shares of our common stock to decline significantly.

S-3 Demand Registration Rights
      Under the terms of our Amended and Restated Registration Rights Agreement, so long as we remain eligible to register securities by means of a registration statement on Form S-3, holders of our registrable shares have the right, subject to certain limitations, to demand the registration of their shares of common stock provided that the aggregate market value of the shares of common stock to be registered equals at least $10 million. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

Piggyback Rights
      Subject to the exceptions and limitations set forth in the Amended and Restated Registration Rights Agreement, the holders of registrable securities under that agreement have unlimited piggyback registration rights until August 12, 2009. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES
      The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Available Information” on page 1.
General
      We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. As of the date of this prospectus, there are no depositary shares outstanding.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.
      A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
      If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.
      The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange
      If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.
Redemption of Depositary Shares
      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.
Voting
      Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.
Record Date
      Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.
Amendment and Termination of the Deposit Agreement
      We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Preferred Stock Depositary
      We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.
Miscellaneous
      Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.
      The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS
      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there are no warrants outstanding.
      We will distribute a prospectus supplement relating to any warrants that we may offer. The prospectus supplement will describe specific terms relating to the offering, including a description of any other securities being offered together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or

•	price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.
      Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.
      The applicable prospectus supplement will describe the specific terms of any warrant units.
      The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF PURCHASE CONTRACTS
      We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, which may or may not be unsecured. As of the date of this prospectus, there are no purchase contracts outstanding.
      The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants or the formula to determine such amount.

•	the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events.

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities.

•	the terms of any pledge arrangement relating to any underlying securities.

•	the amount and terms of the contract fee, if any, that may be payable. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.
      The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF UNITS
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.
      The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Available Information” on page 1.
LEGAL MATTERS
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Hogan & Hartson L.L.P., and for the underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$300,000,000
CapitalSource Inc.
% Senior Subordinated Convertible Notes due 2037
Guaranteed by CapitalSource Finance LLC

PROSPECTUS SUPPLEMENT
July      , 2007

Citi
JPMorgan
Wachovia Securities